UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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CNB Financial Corporation
(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 42

Clearfield, PA 16830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held at the CNB Bank, One South Second Street, Clearfield, Pennsylvania 16830 on Tuesday, April 17, 2012, at 2:00 P.M. for the following purposes:

1.	ELECTION OF DIRECTORS: To elect four Class 3 directors to serve until the Annual Meeting in the year 2015 or until their respective successors are elected and qualified. To elect one Class 2 director to serve until the Annual Meeting in the year 2013 or until a successor is elected and qualified.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS: To ratify the appointment of Crowe Horwath LLP as our independent auditors for the year ending December 31, 2012.

3.	TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors fixed March 5, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Annual Report on Form 10-K for the year ended December 31, 2011, the Annual Report Highlights, and the Proxy Statement and form of proxy for the meeting are enclosed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SO NOTIFYING THE SECRETARY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Richard L. Greslick, Jr.
Secretary

Clearfield, Pennsylvania

March 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 17, 2012. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our 2011 Annual Report are available free of charge on the Investor Relations section of our website (www.bankcnb.com).

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

CLEARFIELD, PA 16830-0042

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

TUESDAY, APRIL 17, 2012

Solicitation, Voting & Revocability of Proxies. CNB Financial Corporation (the “Corporation” or the “Holding Company”) is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (the “Bank”), CNB Securities Corporation, Holiday Financial Services Corporation, County Reinsurance Company and CNB Insurance Agency.

The enclosed proxy is being solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held April 17, 2012. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was mailed to shareholders was March 16, 2012.

A quorum for the transaction of business at the annual meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. Director nominees with the highest number of votes will be elected. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all other matters. Shareholders have one vote for each share held.

The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you have the right to revoke your proxy and cast your vote personally. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any. Unless otherwise directed, proxies will be voted FOR the election as directors of the nominees named under the caption “Proposal 1. Election of Directors” and, FOR ratification of the appointment of our independent auditors for the year 2012. The Board of Directors is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action.

Who can vote. The securities that can be voted at the annual meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on March 5, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 12,419,245 shares of common stock then outstanding and eligible to be voted at the annual meeting. As of that date, all executive officers and directors of the Corporation as a group (17 persons) beneficially owned 835,271 shares, or 6.7% of the total number of outstanding shares (including shares acquirable within 60 days of the record date).

Voting. If your common stock is held by a broker, bank or other nominee (i.e. in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your shares in your own name and not through a broker or other nominee, you may vote your shares by:

•	signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	attending the annual meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Under current New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, the proposal to ratify the appointment of independent auditors (Proposal 2) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions in accordance with NYSE rules. In contrast, the proposal to elect directors (Proposal 1) is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Annual Report on Form 10-K. The Corporation is required to file an annual report on Form 10-K for the 2011 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our annual report is also available free of charge on the Investor Relations section of our website (www.bankcnb.com).

PROPOSAL 1. ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than nine nor more than twenty-four persons. The Board of Directors has acted to fix the number of directors for the ensuing year at twelve.

The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board of Directors has elected to fix the number of Class 3 directors at four and the number of Class 2 directors at four. One class of directors is to be elected annually for a three-year term. The four nominees named below are nominated to serve as Class 3 directors to hold office for a three year term expiring at the third succeeding annual meeting (in the year 2015). The remaining nominee named below, Richard L. Greslick, Jr., is nominated to serve as a Class 2 director to hold office for a term expiring at the annual shareholder’s meeting in 2013. Mr. Greslick was appointed to fill a position on the Corporation’s Board of Directors in November 2011 and, under the terms of our Bylaws, is standing for election to serve out the term to which he was appointed. The persons named in the enclosed proxy will vote FOR the election of the nominees named below unless authority to do so is withheld. Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board of Directors may select among those recommended by the Corporate Governance/Nominating Committee.

Information as to Nominees and Other Directors

The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2011, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.

Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing.

NOMINEES: Four Class 3 directors for a three year term expiring at the annual shareholders meeting in 2015.

Name	Age at December 31, 2011	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joseph B. Bower, Jr.	48	President and Chief Executive Officer CNB Financial Corporation and CNB Bank; see also biography below	President and Chief Executive Officer CNB Financial Corporation and CNB Bank; see also biography below	4/19/05
Robert W. Montler	60	President & CEO	—	6/28/05
Independent Director		Lee Industries
		(Manufacturer)

Joel E. Peterson	53	President	—	—
Independent Director		Clearfield Wholesale Paper
		(Wholesaler)

Richard B. Seager	54	President and CEO	—	12/14/10
Independent Director		Beacon Light Behavioral Health
		Systems (Mental Health)
		CEO and Founder
		Deerfield Behavioral Health
		(Mental Health)

Joseph B. Bower, Jr. has been with the Corporation since 1997 and previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation. In January of 2010 he was named President and Chief Executive Officer of CNB Bank and CNB Financial Corporation. Mr. Bower worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania. Mr. Bower has served and continues to serve on various boards within the community. Mr. Bower’s position as President and Chief Executive Officer of the Corporation and his day to day leadership of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Joel E. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. He is President of Clearfield Wholesale Paper and participates in the governance of many community organizations. He is also Chairman of the Clearfield-Jefferson Regional Airport Authority. Mr. Peterson, by virtue of his executive service, brings meaningful corporate governance experience to the Corporation’s Board of Directors.

Robert W. Montler is President & CEO of Lee Industries. Mr. Montler is also President & CEO of Keystone Process Equipment, which purchases and refurbishes used process equipment for the pharmaceutical, cosmetic, food and chemical markets. In 1997, he started Keystone Process Equipment and also began a real estate development company known as Tipton Realty. Mr. Montler’s previous experience includes service in either a board or advisory board capacity for three other financial institutions. He has served and continues to serve on various boards within the community. Mr. Montler’s experience as President and CEO of Lee Industries and Keystone Process Equipment provides him with extensive experience concerning conducting business in the Corporation’s markets.

Richard B. Seager has over 25 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. Mr. Seager provides the Corporation’s Board of Directors with knowledge of the market area and strong governance experience.

The Board of Directors unanimously recommends a vote FOR the foregoing nominees.

NOMINEES: One Class 2 director for a one year term expiring at the annual shareholders meeting in 2013.

Name	Age at December 31, 2011	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Richard L. Greslick, Jr.	35	Senior Vice President	Senior Vice President	—
		and Secretary	and Secretary
		CNB Financial Corporation	CNB Financial Corporation
		and CNB Bank;	and CNB Bank;
		see also biography	see also biography
		below	below

Richard L. Greslick, Jr., has been with the Corporation since 1998 and previously served as Controller and Vice President of Operations of CNB Bank. In 2009, Mr. Greslick was named Vice President of Administration of CNB Bank and Secretary of CNB Financial Corporation. In July 2010, Mr. Greslick was named Senior Vice President of Administration of CNB Bank. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Banker’s Association’s Stonier National Graduate School of Banking in Philadelphia, PA. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations. Mr. Greslick serves as management’s liason to the Enterprise Risk Management Committee of the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the foregoing nominee.

The following Class 2 directors terms expire at the time of the annual meeting in 2013.

Name	Age at December 31, 2011	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Dennis L. Merrey	63	Chairman of the Board	—	6/4/91
Independent Director		Retired. Formerly President
		and CEO, Clearfield
		Powdered Metals, Inc.
		(Manufacturer)

Deborah Dick Pontzer	52	Economic Development and	—	6/10/03
Independent Director		Workforce Specialist for
		Congressman Glenn Thompson

Charles H. Reams	68	President, CH Reams and	—	1/9/07
Independent Director		Associates
		(Insurance)

Dennis L. Merrey was President and Chief Executive Officer of a foundry and machine company and Founder, President and Chief Executive Officer of a powdered metal parts producing company. Mr. Merrey has more than 30 years of manufacturing management experience. He has been a member of the Bank’s and Holding Company’s Board of Directors since 1991 and was elected Chairman of the Board in 2007. He is currently retired from business. He has served on numerous charitable and public service boards and serves currently as Chairman of the Board of Clearfield Hospital and Penn Highlands Health Care, the parent company of a three hospital system. Mr. Merrey’s executive and director-level experience provide him with valuable and extensive corporate governance experience.

Deborah Pontzer is an Economic Development and Workforce Specialist for Congressman Glenn Thompson. In that capacity, she works with business, industry, and communities to identify and obtain the resources necessary for continued economic development and growth. Her prior experience is in higher education and public accounting. She is active in her community and currently serves as a Trustee for The Stackpole-Hall Foundation. Ms. Pontzer earned a B.A. from Mount Holyoke College and an M.B.A. from the American Graduate School of International Management. Ms. Pontzer’s experience as Economic Development and Workforce Specialist for Congressman Glenn Thompson enables her to provide valuable perspective to the Corporation’s Board of Directors.

Charles H. Reams is President of C.H. Reams & Associates, Inc., a company which provides consulting and broker services to organizations that offer fully insured and self-funded benefits. Mr. Reams is a Certified Life Underwriter, Chartered Financial Consultant, Registered Health Underwriter, and Registered Employee Benefits Consultant. In addition to these professional distinctions, Mr. Reams is currently a member of the Hamot Board of Incorporators and Erie Life Underwriters Association, as well as a past President of the Erie Estate Planning Council, and has served on the Board of Erie County Area Agency on Aging. Mr. Reams’ career in the financial services industry enables him to provide important perspective to the industry as a whole.

The following Class 1 directors terms expire at the time of the annual meeting in 2014.

Name	Age at December 31, 2011	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
William F. Falger	64	Retired, Formerly President and Chief Executive Officer	Former President & Chief Executive Officer	4/16/96
		CNB Financial Corporation
		and CNB Bank

Jeffrey S. Powell	47	President	—	12/27/94
Independent Director		J. J. Powell, Inc.
		(Petroleum Distributor)

James B. Ryan	64	Retired, Formerly Vice	—	2/9/99
Independent Director		President of Sales and
		Marketing
		Windfall Products, Inc.
		(Manufacturer)

Peter F. Smith	57	Attorney at Law	—	9/12/89
Independent Director

William F. Falger retired in December of 2009 after an extensive career with the Corporation. From January 1993 until his retirement, he held the offices of President and Chief Executive Officer of CNB Bank and he was President and Chief Executive Officer of CNB Financial Corporation from January 2001 until his retirement. Mr. Falger began his career with the Corporation in 1989 when he was hired as Senior Lender of CNB Bank. He is a graduate of Indiana University of Pennsylvania with a Bachelor of Science in Mathematics. Mr. Falger has served and continues to serve on various boards within the community. Mr. Falger’s former service as President and Chief Executive Officer of the Corporation and CNB Bank and his past day to day leadership of the Corporation provides him with a thorough knowledge of the Corporation’s opportunities, challenges and operations. He also brings a wealth of corporate governance experience to the Corporation’s Board of Directors.

Jeffrey S. Powell is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J. J. Powell Inc., a petroleum distributor, as well as Snappy’s Convenience Stores. Mr. Powell serves as Audit Committee Chairman. Mr. Powell’s service as President of J. J. Powell Inc. brings strong executive experience to the Corporation’s Board of Directors.

James F. Ryan was a founding partner and served as Vice President of Windfall Products, a powdered metal manufacturing company in St. Marys, Pennsylvania, and retired in 1999. Mr. Ryan has served on various civic boards. Mr. Ryan’s past executive experience and service on civic boards provides him with strong corporate governance experience.

Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations including the Boy Scouts of America, The Shaw Public Library and the Clearfield County Rails to Trails. Mr. Smith’s legal experience provides the Corporation’s Board of Directors with valuable insight into legal matters affecting it and its markets. Mr. Smith also brings strong corporate governance experience to the Corporation’s Board of Directors.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting the Corporation’s independent auditors. At its meeting held on March 7, 2012, the Audit Committee appointed Crowe Horwath LLP (“Crowe”) as the independent auditors for the 2012 fiscal year. Although shareholder approval for this appointment is not required, the Board is submitting the selection of Crowe for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.

In making the appointment of Crowe as the Corporation’s independent auditors for the fiscal year 2012, the Audit Committee considered whether Crowe’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of independent auditors.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the annual meeting and does not know of any matter which anyone proposes to present for action at the meeting. However,if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairman of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairman of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.

The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.

Board Leadership Structure

The Corporation has elected to have two separate individuals as CEO and Chairman. The Corporation believes that this separation facillitates the independence of the Board and is appropriate for the size and structure of the Corporation.

Risk Oversight

Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board in accordance with established Corporation policies.

In December 2010, the Corporation initiated an Enterprise Risk Management (ERM) Process. The process includes measurement and monitoring of the following risks: credit, market, liquidity, operations, compliance, strategic, reputation, and capital. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Corporation also established an ERM Board Committee who meets quarterly to review the overall risk profile of the Corporation. The ERM Board Committee met four times during 2011. The ERM Board Committee adopted an ERM Policy, Risk Philosophy Statement and Risk Appetite Statement to summarize the risk appetite of the Corporation as well as the expected reward for the risks.

In addition to the ERM Process, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.

Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Asset/ Liability Committee of the Board, which meets four times per year.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, which meets bi-monthly.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored by the Asset/Liability Committee of the Board.

Meetings and Committees of the Board of Directors

The Board of Directors held thirteen meetings during 2011. One of the thirteen was a special meeting where the Board conducted director education. Nine directors attended the 2011 annual meeting of shareholders. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

The Board of Directors of the Corporation and the Board of Directors of the Bank have a number of joint committees that serve both the Corporation and the Bank. These include an Audit Committee, an Executive Compensation Committee and a Corporate Governance/Nominating Committee.

Audit Committee. The Audit Committee met four times in 2011. The Audit Committee appoints the Corporation’s independent accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The members of the Audit Committee are Jeffrey S. Powell, Chairman, Dennis L. Merrey Robert W. Montler, Deborah Dick Pontzer and Charles H. Reams. The Corporation’s Board adopted a written charter for the Audit Committee on May 3, 2001. The charter is reviewed annually by the Audit Committee and no changes were made in 2011. The charter is available on the Corporation’s website at www.bankcnb.com.

In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.

The Corporation’s Board of Directors has determined that the Audit Committee does not have a “financial expert” serving on the Committee, as defined by the Securities and Exchange Commission (“SEC”). While members have an understanding of financial statements as well as the ability to assess the proper application of accounting estimates, accruals and reserves, no member possesses indepth knowledge of generally accepted accounting principles. The Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense.

The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has submitted the following report for inclusion in this Proxy Statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2011 and has discussed them with management. The Audit Committee has also discussed with Crowe the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe’s communications with the Audit Committee, and has discussed with Crowe their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee:

Jeffrey S. Powell, Chairman	Dennis L. Merrey	Robert W. Montler
Deborah Dick Pontzer	Charles H. Reams

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1934 and shall not be deemed filed under that Act.

Executive Compensation Committee. The Executive Compensation Committee consists of the following independent directors as defined by NASDAQ rules: James B. Ryan, Chairman; Dennis L. Merrey; Robert W. Montler, Jeffrey S. Powell and Richard B. Seager. The Committee met seven times during 2011. See “Compensation Determination Process” for more information about the Executive Compensation Committee.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee met four times during 2011. The Committee consists of the following independent directors as defined by NASDAQ rules: Dennis L. Merrey, Chairman; Joel E. Peterson; James B. Ryan; and Peter F. Smith. The Committee was established by resolution of the Board of Directors. Its function is to recommend to the Board candidates for nomination for election to the Board of Directors. Any shareholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 16, 2012. All recommendations are subject to the process described below.

The Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board of Directors. The process utilized by the Committee to recommend a candidate consists of first reviewing formal expressions of interest by interested individuals which have been communicated to the Committee. In addition, the Committee obtains input from shareholders, directors and management regarding other potential candidates who have not indicated an interest in a Board position.

Utilizing the selection criteria set forth below, the Committee selects a candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the Committee meets to determine whether to recommend the candidate to the Board of Directors for election or appointment. The Board of Directors, exclusive of non-independent directors, either accepts or rejects the Committee recommendation.

The Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board of Directors including, among others, the following minimum criteria:

1.	Residency within the market area of CNB Bank.

2.	Ability and willingness to commit time necessary to fulfill Board and committee duties.

3.	Strong interest in or familiarity with the financial services industry.

4.	Successful background in a business or profession representing a business or profession suitable to our business plan within the Bank’s market area. Comparing new candidates to the current Board ensures that the Board has a diverse group of individuals through different professions, experience, education or skill.

5.	Character and reputation.

The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value. No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors.

Directors Dennis L. Merrey and Joseph B. Bower, Jr. are ex-officio members of all committees if not otherwise named, except the Audit, Corporate Governance/Nominating, and Executive Compensation Committees as to Mr. Bower.

The Committee has a charter, a copy of which is available on the Corporation’s website at www.bankcnb.com.

Communications With Directors

Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary  -  Communication to Directors, CNB Financial Corp., PO Box 42, Clearfield, PA 16830-0042. The Corporate Secretary will regularly forward all such correspondence to the directors.

Director Attendance at Annual Meetings

The Corporation typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the members of the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Nine of the individuals then serving as directors attended the annual meeting in April, 2011.

COMPENSATION OF DIRECTORS

Members of the Corporation’s Board of Directors who are not employees of the Corporation or a subsidiary of the Corporation are paid a monthly retainer fee of $633 and also $300 for attendance at each Board meeting and $300 for attendance at each committee meeting. The Chairperson is also paid a $650 monthly retainer fee. Members of the Bank’s Board of Directors who are not employees of the Corporation or a subsidiary of the Corporation are paid $550 for attendance at each Board meeting and $300 for attendance at each committee meeting. Committee Chairpersons were paid $400 for each meeting attended. The chairpersons of the Executive Compensation and Audit Committees are paid a quarterly retainer of $500. All Bank directors are paid a $633 monthly retainer.

Fees are reviewed annually by the Executive Compensation Committee for recommendation to the Board. The Committee reviews relevant peer group data similar to that used in the executive compensation review. The Committee also considers the board member’s ownership of our common stock. The Committee believes that it is important for a Board member to own a certain amount of stock in order to better align the interests of the Board with that of the shareholder base. The Committee believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct this Corporation and who meet the guidelines referred to on page 9.

Non-Management Director Compensation Table for 2011

			Change in Pension
	Fees Earned		Value and Nonqualified
	or Paid in	Stock	Deferred Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)
Dennis L. Merrey	58,850	15,570	29,338	1,188	104,946
Robert E. Brown	25,600	—	(18,724)	2,286	9,162
William F. Falger	33,550	15,570	—	—	49,120
Robert W. Montler	32,700	15,570	—	774	49,044
Joel E. Peterson	7,550	—	—	164	7,914
Deborah Dick Pontzer	33,900	15,570	—	414	49,884
Jeffrey S. Powell	38,250	15,570	37,894	270	91,984
Charles H. Reams	31,650	15,570	—	2,286	49,506
James B. Ryan	37,300	15,570	—	1,188	54,058
Richard B. Seager	31,333	15,570	—	402	47,305
Peter F. Smith	33,050	15,570	—	774	49,394

(1)	Reflects the aggregate grant date fair value of shares restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with the ASC Topic 718.
(2)	Does not include director contributions to the Directors and Executive Deferred Compensation Plan.
(3)	The aggregate amount of such compensation did not exceed $10,000 for any non-employee director for the year shown.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis focuses on the Corporation’s Executive Officers, who are named in the tables below and who are referred to as our “named executive officers” or “NEOs”. We summarize our philosophy, the strategy and the major details of the Corporation’s approach to compensating our NEOs.

Executive Summary

Our compensation strategy has been developed over several years with guidance and oversight of the Executive Compensation Committee along with the input and observations of management as well as that of compensation and benefits consultants.

Our expectation is that our senior management team should drive performance and produce above average returns for shareholders. To achieve that goal, our executive compensation approach is benchmarked, both as to pay and as to performance, and weighted heavily towards results. In return for achieving above average performance, we expect to reward our NEOs with at or above average compensation and benefits.

At the 2011 annual meeting of shareholders, 7,487,251, or 81% of shares were voted in favor of a resolution approving, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in the company’s proxy statement for that annual meeting. Because the shareholder advisory vote on executive compensation was held in April 2011, after the 2011 compensation program had already been designed and salary decisions and performance awards had been made, the Committee did not consider the favorable shareholder advisory vote in structuring compensation awards for 2011. However, the Committee did consider the extremely positive results of the shareholder advisory vote with respect to compensation policies and programs in deciding not to subsequently alter those policies and programs.

Provided below are key Corporation performance and executive compensation highlights for 2011:

Corporation Performance Highlights:

•

Return on Average Equity (“ROE”) of 12.36% exceeded the 2011 NEO Incentive Plan target, which was a ROE that exceeded the ROE for our peer group of financial institutions with assets between $1.0 billion and $3.0 billion, under the “Bank Holding Company Peer Report” (“BHCPR”) at 6.36%. The BHCPR can be found at the website of the Federal Financial Institutions Examination Council (www.ffiec.gov)

•

Credit Quality Standards were compared to the credit quality standards of our peer group under the BHCPR as well as established standards based on historical performance of the Corporation including the ratio of “non-performing assets to total assets” (“NPAs/TAs”), loan losses, & delinquency

•	NPAs /TAs of 1.09%, for 2011, compared to BHCPR data of 3.08%

•

Other Financial Performance measures: Strong performance as compared to BHCPR data specifically related to operating efficiencies and solid performance as compared to the “Uniform Bank Performance Report” (“UBPR”) data specifically related to average assets to personnel and average personnel expenses per employee. The UBPR data can be found at the website of the Federal Financial Institutions Examination Council (www.ffiec.gove).

•	Operating Efficiency or overhead expenses/net interest income + non-interest income of 57.49%, for 2011, compared to BHCPR data of 70.61%

•	Average assets to personnel of $5.53 million, for 2011, compared to UBPR data of $5.11 million

•	Average personnel expenses per employee of $60.34 thousand, for 2011, compared to UBPR data of $69.60 thousand

Compensation Highlights

Summarized below are highlights with respect to executive compensation in 2011:

•	Continued to measure both absolute and relative performance in our annual bonus (helping to ensure a more balanced and risk appropriate program)

•	Continued to provide a significant portion of executive compensation in incentive-based pay (helping to ensure a pay-for-performance alignment)

•	Made stock-based grants to select executives to help retain and align the executives with the long-term interests of the Corporation and shareholders

•	With the assistance of an independent consultant, examined the competitiveness of executive compensation to ensure it meets our objectives of attracting, retaining and motivating executives

•

As part of evaluating compensation, the Committee tracks NEO compensation as a percentage of net income. Provided below is a six-year trend of NEO compensation (base salaries and bonuses) as a percentage of net income:

Executive salaries and bonuses	2011 -	7.7%
as a % of net income	2010 -	9.1%
	2009 -	13.8%
	2008 -	16.2%
	2007 -	9.9%
	2006 -	9.6%

Compensation Determination Process

The Role of the Executive Compensation Committee

The Executive Compensation Committee is composed of five non-employee, independent directors (as defined in the NASDAQ Corporate Governance Rules) selected from the Board of Directors of the Corporation.

The Committee has the overall responsibility for reviewing, establishing, and administering policies which govern NEO compensation programs. It determines the compensation of the NEOs for recommendation to the entire Board. In discharging these responsibilities, the Committee seeks to maintain a position of “equity” with respect to the balancing of interests of the shareholders with those of the NEOs.

The Executive Compensation Committee does not have a charter. The Executive Compensation Committee meets regularly regarding compensation issues and regularly receives input from its independent compensation consultant, Pearl Meyer & Partners, or PM&P.

The Role of the Compensation Consultant

The Executive Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year.

Since 2008, the Committee has relied on the services of compensation consulting firm PM&P for compensation advice.

The Committee selected and retained the services of PM&P, an independent, outside consulting firm specializing in NEO and board compensation for assistance based on PM&P’s expertise. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with proxy disclosure, and providing insight on emerging best practices. The consultant reports directly to the Committee and carries out its responsibilities as assigned by the Committee. The Committee has reviewed all services provided by PM&P in 2011, and has determined that PM&P is independent with respect to the SEC standards as well as Corporation policy.

The Role of Management

At the request of the Committee, NEOs of the Corporation may be present at Committee meetings for discussion purposes. However, they have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee.

The Executive Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Executive Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make decisions regarding other NEOs.

Competitive Benchmarking

Although the Committee reviews competitive market data annually, a comprehensive assessment may be undertaken every few years. The frequency of the comprehensive reviews will reflect the competitive landscape as well as our own growth. To assist in making 2011 compensation decisions, PM&P was engaged by the Executive Compensation Committee, in December 2010, to conduct a comprehensive review of its NEO total compensation program. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices. An assessment of the pay mix and the pay for performance relationship were also presented to the Committee.

The primary data source used in examining the competitive market for the NEOs is information publicly disclosed by a peer group of other publicly traded financial corporations. A peer group was developed by PM&P using objective parameters that reflect banks of similar size, geographic region, and business model (factors that influence NEO compensation in banks). PM&P excluded banks in large metropolitan areas as they are not similar to the Corporation. The peer group was approved by the Executive Compensation Committee. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions and business focus of the bank or our peer institutions. Overall, the goal is to have 20-24 comparative financial corporations that provide a market perspective for NEO total compensation.

The following 24 financial institutions comprise the peer group used in the 2010 review conducted by PM&P (Overall, the Corporation’s assets approximated the 50th percentile of the peer group):

ACNB Corporation	Codorus Valley Bancorp	Orrstown Financial Services
Alliance Financial Corporation	Financial Institutions, Inc.	Peapack-Gladstone Financial Corporation
Arrow Financial Corporation	First Citizen’s Bancorp	Royal Bancshares of Pennsylvania
Bridge Bancorp	First National Community Bancorp	Shore Bancshares
Canandaigua National Corporation	First of Long Island Corporation	Summit Financial Group
Center Bancorp	First United Corporation	Unity Bancorp
Chemung Financial Corporation	Franklin Financial Services	VIST Financial Corporation
Citizens & Northern Corporation	LNB Bancorp	Wilber Corporation

In addition to the peer group data, the consultant used survey sources to identify general compensation trends. The data reflected banks representing similar asset size and region to the Corporation.

In the fall of 2011, PM&P conducted another comprehensive review of the Corporation’s total compensation program. Similar to the analysis conducted in 2010, peer group and survey data were employed. As part of the process, PM&P reviewed the Corporation’s peer group for continued appropriateness and recommended the exclusion of seven banks: ACNB Corporation, Codorus Valley Bancorp, First National Community Bancorp, Franklin Financial Services, Royal Bancshares of Pennsylvania, Unity Bancorp and Wilber Corporation. In addition, five financial institutions, of similar size and geographic region were recommended for inclusion: BCB Bancorp, Eagle Bancorp, Peoples Bancorp, Premier Financial Bancorp and Univest Corporation of Pennsylvania. The recommendations were approved by the Executive Compensation Committee and the resulting peer group included 22 financial institutions with a median asset size that approximates the Corporation’s asset size.

Competitive Compensation Guidelines

Based on the results of the 2011 competitive benchmarking study, the consultant provided market competitive guidelines that support the Corporation’s total compensation philosophy. The guidelines reflect market competitive base salaries, short term incentive targets (as a percentage of base salary), and long-term incentive targets (as a percentage of base salary).

The 2011 competitive compensation guidelines are summarized below.

		Competitive Compensation Guidelines
Title	Base Salary	Target Annual Incentives	Target Long-Term Incentive
President & CEO	$380,000	35% - 45%	30%
Principal Financial Officer & Treasurer	$200,000	25% - 30%	20%
EVP & Chief Lending Officer	$180,000	25% - 30%	20%
EVP & Chief Credit Officer	$170,000	25% - 30%	20%
SVP of Administration & Secretary	$180,000	25% - 30%	20%

Based on the results of the competitive analysis and competitive guidelines shared by PM&P, the Corporation’s 2011 base salaries and long-term incentives for its NEOs are generally below competitive guidelines, while target annual incentives are generally in line with the market.

Compensation Philosophy

Compensation Objectives

The primary objectives of the executive compensation program are to:

•

Produce superior operating results for the Corporation by attracting, retaining, and motivating key executives whose experience, expertise, and ability will assure that our overall corporate objectives are met or exceeded;

•	Align the financial interest of the NEOs and shareholders through incentive-based compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Elements

Our executive compensation program is designed to be simple, straightforward and fair, and consists of the following elements:

•	Base salary;

•	Annual incentives;

•	Stock-based compensation;

•	Nonqualified deferred compensation;

•	Participation in the Corporation’s retirement plans; and

•	Perquisites.

Target Pay and Mix for Compensation Elements

The Executive Compensation Committee reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. Although actual compensation can be above or below targets based on individual and Corporation performance, retention considerations and executive experience, we generally target within a reasonable range of the 50th percentile of the market, from an opportunity perspective.

In allocating compensation among these elements, our program is designed to provide a balance of:

•	Fixed and variable / performance-based compensation;

•	Cash and equity compensation; and

•	Compensation designed to encourage:

•	Short-term (annual) and long-term (multi-year) performance;

•	Performance of corporate strategic goals, shareholder value, and individual contributions; and

•	Absolute performance (our own goals) and relative performance (compared to industry).

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.

Elements of Compensation Details

The Corporation’s compensation program consists of six main elements: base salary, annual incentives, stock-based compensation, participation in the Corporation’s non-qualified deferred compensation plans, participation in the Corporation’s retirement plans, and perquisites. The following section summarizes the role of each element, how decisions are made and the resulting 2011 decision process as it relates to our NEOs.

Base Salary

The Corporation believes that a competitive salary is essential and that it should produce between 50 percent and 70 percent of an NEO’s total compensation, depending upon his or her position, experience in his or her current position as well as the financial services industry, and ability to drive performance.

Our compensation consultant, Pearl Meyer & Partners provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. Our competitive range reflects +/-15% of the market median. The Committee uses this range in making ongoing base salary decisions for each NEO.

In December of each year, the Committee reviews and sets each NEO’s base pay to reflect competitive market conditions, individual experience, expertise, and performance relative to attainment of corporate goals and objectives such as earnings per share, return on equity and various asset quality measurements. Input from the Chief Executive Officer is considered in setting the salaries of other NEOs while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2011 Decisions

In December 2010, the Executive Compensation Committee reviewed the NEOs’ salaries considering the market range for the positions and the relative salaries of the executive team, as well as competitive market conditions, individual performance and contributions. The following salary adjustments for 2011 were made for the NEO’s in December 2010:

•	President & Chief Executive Officer Joseph B. Bower, Jr. – The Committee approved a market adjustment increasing his salary from $250,000 to $290,000 (increase of 16%).

•	Principal Financial Officer and Treasurer Charles R. Guarino – The Committee maintained his salary from $110,000 to $110,000 (increase of 0%).[1]

•	Executive Vice President & Chief Lending Officer Richard L. Sloppy – The Committee approved a market adjustment increasing his salary from $145,000 to $157,500 (increase of 8.6%).

•	Executive Vice President & Chief Credit Officer Mark D. Breakey – The Committee approved a market adjustment increasing his salary from $145,000 to $157,500 (increase of 8.6%).

•	Senior Vice President of Administration & Secretary Richard L. Greslick, Jr. – The Committee approved a market adjustment increasing his salary from $100,000 to $140,000 (increase of 40%).

•

Interim Principal Financial Officer and Treasurer, Brian W. Wingard, received a salary adjustment from $76,650 to $81,650 (increase of 6.5%) in November, 2011 in connection with his annual performance review.

1.

On November 3, 2011, the Corporation and Mr. Guarino agreed to conclude Mr. Guarino’s employment as Principal Financial Officer and Treasurer of the Corporation. On November 8, 2011, Brian W. Wingard was appointed as Interim Principal Financial Officer and Treasurer of the Corporation.

Annual Incentives

The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2011 NEO Incentive Plan, we offer a select group of key executives, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash bonus opportunity. For each NEO there are individual and group objectives, which vary among executives according to their areas of responsibility. In general, however, we set a minimum target or targets, expressed as performance in excess of the median for our BHCPR peer group which must be met before any bonus can be earned. The major component in the plan is Return on Average Equity (ROE). The target established is an ROE that exceeds the peer group at plus 0.30%.

2011 Decisions

The 2011 NEO annual incentives are outlined below in tables and summary, based on weighting, targets and payouts.

•

President & Chief Executive Officer Joseph B. Bower, Jr. – The Committee established an annual incentive award for Mr. Bower, pursuant to which Mr. Bower’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity and (2) ratio of non-performing assets to total assets, compared to the median of the Corporation’s BHCPR peer group. Mr. Bower’s maximum annual incentive is 40% of his base salary of $290,000, or $116,000.

Joseph B. Bower, Jr. – President & CEO

	Weighting	Target	CNB 2011 Data	Payout
Return On Equity	75%	6.66%	12.36%	$87,000
Non-performing Assets to Total Assets	25%	3.08%	1.09%	$29,000
	Total 2011 Annual Incentive Payout =			$116,000

•

Principal Financial Officer & Treasurer Charles R. Guarino and Brian W. Wingard – On November 3, 2011, the Corporation and Mr. Guarino agreed to conclude Mr. Guarino’s employment as Principal Financial Officer and Treasurer of the Corporation. On November 8, 2011, Brian W. Wingard was appointed as Interim Principal Financial officer and Treasurer of the Corporation. Due to the transition, there was no NEO Annual Incentive Payout to the Principal Financial Officer and Treasurer position.

•

Executive Vice President & Chief Lending Officer Richard L. Sloppy – The Committee established an annual incentive award for Mr. Sloppy, pursuant to which Mr. Sloppy’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity compared to the median of the Corporation’s BHCPR peer group, (2) loan growth relative to corporate budgeted target of $837,921,000 and (3) non performing assets to total assets compared to the median of the Corporation’s BHCPR peer group. Mr. Sloppy’s annual incentive will decrease if loan losses of the Bank exceed the Bank’s budgeted target of $2,000,000. Mr. Sloppy’s maximum annual incentive is 40% of his base salary of $157,500, or $63,000.

Richard L. Sloppy – EVP & Chief Lending Officer

	Weighting	Target	CNB 2011 Data	Payout
Return On Equity	30%	6.66%	12.36%	$18,900
Loan Growth, measured in dollars outstanding	35%	$837,921,000	$837,269,000	$0
Non-performing Assets to Total Assets	20%	3.08%	1.09%	$12,600
Loan Losses (CNB Bank Only)	15%	$2,000,000	$2,414,000	$0
	Total 2011 Annual Incentive Payout =			$31,500

•

Executive Vice President & Chief Credit Officer Mark D. Breakey – The Committee established an annual incentive award for Mr. Breakey, pursuant to which Mr. Breakey’s annual incentive compensation will be determined based on (1) the Corporation’s return on equity compared to the median of the Corporation’s BHCPR peer group, (2) the Corporation’s ratio of non-performing assets to total assets compared to the median of the Corporation’s BHCPR peer group, (3) the Corporation’s loan losses not exceeding the Corporation’s consolidated budgeted target amount of $2,500,000, (4) the Bank’s loan delinquency not exceeding 1.65%, and (5) the loan delinquency for Holiday Financial Services Corporation not exceeding 3.50%. Mr. Breakey’s maximum annual incentive is 40% of his base salary of $157,500, or $63,000.

Mark D. Breakey – EVP & Chief Credit Officer

	Weighting	Target	CNB 2011 Data	Payout
Return On Equity	30%	6.66%	12.36%	$18,900
Non-performing Assets to Total Assets	35%	3.08%	1.09%	$18,900
Loan Losses (Consolidated)	15%	$2,500,000	$3,144,000	$0
Loan Delinquency (CNB Bank)	10%	1.65%	2.13%	$0
Loan Delinquency (Holiday Financial Services Corp.)	10%	3.50%	2.41%	$6,300
	Total 2011 Annual Incentive Payout =			$44,100

•

Senior Vice President of Administration & Secretary Richard L. Greslick, Jr. – The Committee established an annual incentive award for Mr. Greslick, pursuant to which Mr. Greslick’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity compared to the median of the Corporation’s BHCPR peer group (2) average personnel expenses compared to the median of the Bank’s UBPR peer group, and (3) assets per employee based on a corporate target of $5,000,000. Mr. Greslick’s maximum annual incentive is 40% of his base salary of $140,000, or $56,000.

Richard L. Greslick, Jr. – SVP of Administration & Secretary

	Weighting	Target	CNB 2011 Data	Payout
Return On Equity	50%	6.66%	12.36%	$28,000
Average Personnel Expenses	25%	35%	34%	$3,500
Total Assets per Employee	25%	$5,000,000	$5,530,000	$10,500
	Total 2011 Annual Incentive Payout =			$42,000

Stock-Based Compensation

We believe that our NEOs should be invested in the Corporation and share the risks and rewards of all shareholders. The purpose of the Corporation’s stock-based compensation program is to align NEOs with the long-term interests of the Corporation and shareholders, encourage stock ownership, and enhance our ability to retain top performers.

During 2011, the Executive Compensation Committee used the award of restricted common stock under the 2009 Stock Incentive Plan, vesting equally in four annual installments, as a means of compensating NEO’s while making the full benefit of the award conditional upon the NEO’s remaining with the Corporation for the near future. We believe this strategy establishes a tie to the shareholders as well as provides for the retention of our NEO’s.

Decisions regarding the size of stock-based awards are made by the Executive Compensation Committee after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO.

We will not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so.

2011 Decisions

The 2011 grants awarded in January are summarized below in our “Grants of Plan Based Awards” table herein. All shares vest equally over four annual installments.

Named Executive Officer	Restricted Stock Award # of Shares	Restricted Stock Award Value (1)	% of Base Salary
Joseph B. Bower, Jr.	2,500	$37,200	13%
Charles R. Guarino (2)	—	—	—
Brian W. Wingard (2)	—	—	—
Richard L. Sloppy	1,200	$17,856	11%
Mark D. Breakey	1,200	$17,856	11%
Richard L. Greslick, Jr.	650	$9,672	7%

(1)	Restricted stock award value computed in accordance with ASC Topic 718.
(2)	On November 3, 2011, the Corporation and Mr. Guarino agreed to conclude Mr. Guarino’s employment as Principal Financial Officer and Treasurer of the Corporation. On November 8, 2011, Brian W. Wingard was appointed as Interim Principal Financial Officer and Treasurer of the Corporation.

Non-Qualified Deferred Compensation Plans

We believe that deferred compensation plays an important role in retaining NEOs, as well as assisting them provide for retirement. For that reason, we provide:

•

The Supplemental Executive Retirement Plan (SERP) – The Corporation adopted the SERP to “make up”, approximately, the difference between the benefit that would have been paid, using the formula in the pension plan and in the savings plan, and the benefit that can be paid under the plans, because of Internal Revenue Service limits imposed on benefits payable or compensation covered under such plans. Participants in this plan are selected by the Executive Compensation Committee and approved by the Board of Directors. Currently, Messrs. Bower, Breakey, and Sloppy are participants. See “Pension Benefits” and “Supplemental Executive Retirement Plan” sections herein for additional information on the plan.

•

The Executive Deferred Compensation Plan – NEOs can participate in the plan, which allows them to defer up to 10% of base compensation and 100% of annual incentive compensation until a date in the future, generally, upon termination of employment. Deferrals are “deemed” to be invested in Corporation common stock, and the value of a participant’s account generally tracks the performance of actual common stock. The Corporation provides no inducement (match or discretionary contribution) for NEOs who participate but believes that this “phantom stock” arrangement helps align the interest of participants with that of shareholders.

Retirement Plan

The Corporation also maintains a 401(k) Savings Plan to help retain employees and provide for their retirement. See “Retirement Plan” for additional information on the plan.

Perquisites

The Corporation provides select executives with perquisites that the Executive Compensation Committee believes are reasonable and consistent with its overall compensation philosophy.

Specifically, the Corporation provides Mr. Bower the use of a vehicle as well as payment of club dues, both of which are included in taxable income. The Corporation also provides payment of club dues for Messrs. Sloppy, Breakey and Greslick, which are included in their taxable income.

The Committee believes that these individuals have appropriate business needs for the perquisites to assist them in the performance of their respective job duties.

Employment Contracts

The Committee believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our senior management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Bower and Greslick and the Bank has entered into executive employment contracts with Messrs. Breakey and Sloppy (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced senior management.

The Employment Contracts provide for an initial four-year term. The Employment Contract for Mr. Bower does not provide for extension of its term, while the Employment Contracts for Messrs. Greslick, Breakey and Sloppy provide that the contract shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of his or its intent not to renew the contract prior to the end of the then current term. The initial terms of the Employment Contracts expire on December 31, 2015.

The Employment Contracts provide for a base salary to be established annually by the Board of Directors and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board of Directors. The Employment Contracts also provide certain fringe benefits, including a family country club membership for each of Messrs. Bower, Greslick, Breakey and Sloppy (the “Senior Executives”) as well as an automobile for Mr. Bower. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.

The Employment Contracts also provide for severance payments in the event a Senior Executive is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control. Following such a termination of employment, Messrs. Bower and Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary for the year in which his employment ends and Messrs. Breakey and Sloppy will be entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends. Additionally, Messrs. Bower and Greslick would be entitled to receive a payment in the amount of 2.99 times the average incentive bonus paid over the preceding three year period. Messrs Breakey and Sloppy will be entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three year period. The potential payments that would have occurred assuming a change of control event at December 31, 2011 were $1,164,306 for Mr. Bower, $491,568 for Mr. Greslick, $498,787 for Mr. Breakey and $467,167 for Mr. Sloppy.

Cash and benefits paid to a Senior Executive under the Employment Contracts together with payments under other benefit plans following a change of control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the Senior Executive would be excess parachute payments, then the Senior Executive’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the Senior Executives.

Impact of Accounting and Tax

The Executive Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct for U.S. federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and other NEOs in any one fiscal year. In the Corporation’s case, base salary, annual incentives, and time vested restricted shares are not considered performance-based vehicles and would not be a deductible compensation expense.

The Executive Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R) on the Corporation’s equity incentives as a key retention tool.

Reducing the Possibility of Excess Risk-Taking

The Executive Compensation Committee has determined that the risks arising from the compensation policies and practices for employees of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.

The Executive Compensation Committee noted several design features of the Corporation’s cash and stock-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We balance absolute performance goals and relative performance goals in our annual bonus program.

•	Equity grants typically vest over a four-year period to encourage our NEOs to maintain a long-term perspective.

•	We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money”.

•	The Executive Compensation Committee has a downward discretion over incentive program payouts.

•	The annual bonus has a maximum payout level that is 40% target.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

Compensation Committee Report

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Form 10-K for the 2011 fiscal year, and the Corporation’s Board of Directors has approved that recommendation.

Submitted by the Executive Compensation Committee:

James B. Ryan, Chairman        Dennis L. Merrey        Robert W. Montler        Jeffrey S. Powell        Richard B. Seager

Summary Compensation Table

The following table shows, for the years 2011, 2010 and 2009, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the principal executive officer, the principal financial officer and the next three highest paid executive officers.

Name and Principal Position	Year	Salary ($) (1)	Restricted Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5) (6)	Total ($)
Joseph B. Bower, Jr.,	2011	290,000	37,200	116,000	234,946	10,429	688,575
President and	2010	250,000	29,960	100,000	156,229	9,432	545,621
Chief Executive Officer of	2009	205,500	12,160	82,200	164,338	8,110	472,308
CNB Financial Corp. and CNB Bank
Charles R. Guarino	2011	93,077	—	—	16,253	965	110,295
Principal Financial Officer	2010	110,000	5,992	38,500	18,914	1,037	174,443
and Treasurer of	2009	102,000	—	40,800	30,327	1,363	174,490
CNB Financial Corp.
Vice President and
Chief Financial Officer of CNB Bank (7)
Brian W. Wingard	2011	77,420	—	12,333	17,112	205	107,070
Interim Principal Financial
Officer and Treasurer of
CNB Financial Corp.
Interim Chief Financial
Officer of CNB Bank (8)
Richard L. Sloppy,	2011	157,500	17,856	31,500	195,446	3,568	405,870
Executive Vice President	2010	145,000	16,478	29,000	93,974	5,510	289,962
and Chief Lending Officer	2009	138,000	7,600	27,600	158,345	3,680	335,225
of CNB Bank
Mark D. Breakey,	2011	157,500	17,856	44,100	109,346	4,115	332,917
Executive Vice President	2010	145,000	16,478	40,600	79,431	4,472	285,981
and Chief Credit Officer	2009	135,000	7,600	41,344	105,415	3,764	293,123
of CNB Bank
Richard L. Greslick, Jr.	2011	140,000	9,672	42,000	15,745	2,389	209,806
Secretary of
CNB Financial Corp.
Senior Vice President of CNB Bank (9)

(1)	The figures shown represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Reflects shares of restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the named executive officer to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of restricted stock awarded vest equally over a four-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events or normal retirements occur.
(3)	Amount represents cash payments made under the Corporation’s Non-equity Incentive Plan.
(4)	The Change in Pension Value includes the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust as described in this Proxy Statement and excludes the employee’s contributions. This Plan is in place for all eligible employees and contribution amounts are standard for all participants.
(5)	Figures stated in this column include term life insurance premiums for all NEO’s along with auto related benefits for Mr. Bower.
(6)	It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers. The incremental cost of these dues were minimal and the aggregate amount of such compensation as included in “All Other Compensation” did not exceed $10,000 for any named executive officer for any of the years shown.
(7)	Reflects compensation paid through November 3, 2011, the date on which the Corporation and Mr. Guarino agreed to conclude Mr. Guarino’s employment in these roles.
(8)	On November 8, 2011, Mr. Wingard was appointed to serve as Interim Principal Financial Officer and Treasurer of CNB Financial Corporation and Interim Chief Financial Officer of CNB Bank.
(9)	In July 2010, Mr. Greslick was appointed Senior Vice President of CNB Bank.

Grants of Plan-Based Awards in 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($ )	Maximum ($)	Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value ($) (2)
Joseph B. Bower, Jr.	1/11/11	N/A	29,000	116,000	2,500	37,200
Charles R. Guarino	—	—	—	—	—	—
Brian W. Wingard	—	—	—	—	—	—
Richard L. Sloppy	1/11/11	N/A	18,507	63,000	1,200	17,856
Mark D. Breakey	1/11/11	N/A	18,901	63,000	1,200	17,856
Richard L. Greslick, Jr.	1/11/11	N/A	14,000	56,000	650	9,672

(1)	There is no threshold or minimum payment under the 2011 NEO plan.
(2)	Fair value of the stock award computed in accordance with ASC Topic 718.

Stock Incentive Plan

The CNB Financial Corporation 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) was initially adopted by the Corporation’s Board of Directors and subsequently approved by its shareholders at its annual meeting held in 2009. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2009 Stock Incentive Plan. Awards may be granted in the form of non-statutory stock options or restricted stock awards. The 2009 Stock Incentive Plan provides that the option exercise price for each share of common stock covered by a stock option will not be less than the fair market value of a share of common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Restricted stock awards will become vested pursuant to the terms of the applicable restricted stock award agreement. All awards of restricted stock reflected in the Outstanding Equity Awards at 2011 Fiscal Year-End table reflect a four-year vesting schedule (25% per year).

During 2011, the Executive Compensation Committee approved additional restricted stock grants to certain named executive officers to encourage sustained long-term growth. These awards are reflected above in the Grants of Plan-Based Awards in 2011 table.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Shares Underlying Exercisable Options (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (2)
Joseph B. Bower, Jr.	6,250	13.30	12/10/12	403	(3)	6,359
	6,250	17.54	12/9/13	400	(4)	6,312
	8,000	16.04	12/14/14	1,500	(5)	23,670
	—	—	—	2,500	(6)	39,450
Charles R. Guarino	—	—	—	—		—
Brian W. Wingard	—	—	—	—		—
Richard L. Sloppy	3,125	13.30	12/10/12	252	(3)	3,977
	5,000	17.54	12/9/13	250	(4)	3,945
	5,000	16.04	12/14/14	825	(5)	13,019
	—	—	—	1,200	(6)	18,936
Mark D. Breakey	5,000	13.30	12/10/12	252	(3)	3,977
	5,000	17.54	12/9/13	250	(4)	3,945
	5,000	16.04	12/14/14	825	(5)	13,019
	—	—	—	1,200	(6)	18,936
Richard L. Greslick, Jr.	—	—	—	300	(5)	4,734
	—	—	—	650	(6)	10,257

(1)	All stock options granted to the named executive officers were fully exercisable at December 31, 2011.
(2)	The amount shown represents the number of stock awards that have not vested multiplied by the closing price of the Corporation’s common stock on December 31, 2011, which was $15. 78.
(3)	Stock awards vest 25% on each anniversary of the grant date, which was February 14, 2008.
(4)	Stock awards vest 25% on each anniversary of the grant date, which was November 10, 2009.
(5)	Stock awards vest 25% on each anniversary of the grant date, which was January 12, 2010.
(6)	Stock awards vest 25% on each anniversary of the grant date, which was January 11, 2011.

The following table sets forth information concerning the vesting in 2011 of restricted stock awards granted to the named executive officers, as well as stock options exercised in 2011 by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph B. Bower, Jr.	6,250	32,213	1,507	21,597
Charles R. Guarino	—	—	—	—
Brian W. Wingard	—	—	—	—
Richard L. Sloppy	2,500	12,885	904	12,932
Mark D. Breakey	5,000	25,948	904	12,932
Richard L. Greslick, Jr.	—	—	100	1,495

(1)	Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Joseph B. Bower, Jr.	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	14	571,921
	Supplemental Executive Retirement Plan (1)	14	450,688

Charles R. Guarino	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	7	144,860
Brian W. Wingard	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	4	236,731

Richard L. Sloppy	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	13	452,108
	Supplemental Executive Retirement Plan (1)	13	273,733

Mark D. Breakey	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	20	585,245
	Supplemental Executive Retirement Plan (1)	20	191,558

Richard L. Greslick, Jr.	CNB Bank Employee’s Savings and Profit Sharing Plan and Trust	13	147,687

(1)	The Supplemental Executive Retirement Plan is described below. This plan is offset by tax-free earnings from Bank owned life insurance.

Retirement Plan

The Corporation maintains the “CNB Bank Employee’s Savings and Profit Sharing Plan and Trust” (referred to herein as the “Plan”). The Plan permits eligible employees to make pre-tax contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one year full time service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one year full time service and allows employer contributions of 6% based on current year’s compensation plus 5.7% of the compensation for all employees in excess of $106,800, subject to a $245,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $385,000 for the 401(k) savings plan component and $667,000 for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plan

The Bank has adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives of the Bank to compensate those executive participants in the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust whose benefits are limited by Section 415 of the Code (which places a limitation on annual benefits at $195,000 in 2011) or Section 401 (a) (17) of the Code (which places a limitation on compensation at $245,000 in 2011). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Employee’s Savings and Profit Sharing Plan and Trust but for the limitations imposed by Code Sections 401 (a) (17) and 415 and that which is actually funded as a result of the limitations.

Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant’s accrued benefit under the SERP. Pre-retirement benefits are payable in 20 equal annual installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank.

The SERP also provides for termination and change of control benefits. These payments would be made per the agreements in a lump sum payment to the designated executive. Three executives currently have this benefit. If a termination or change of control would have occurred at December 31, 2011, the following amounts would have been paid: Mr. Bower – change of control $2,307,839; Mr. Breakey – change of control $840,545; and Mr. Sloppy – termination $450,796, change of control $474,087.

The following table depicts the change in value of the Nonqualified Deferred Compensation for the named executive officers occurring during 2011.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE (1) ($)
Joseph B. Bower, Jr.	—	—	—
Charles R. Guarino	—	—	—
Brian W. Wingard	—	—	—
Richard L. Sloppy	—	8,044	77,203
Mark D. Breakey	—	—	—
Richard L. Greslick, Jr.	—	—	—

(1)	The amount reported in the aggregate balance has not previously been reported as compensation in the summary compensation table.

Directors and Executives Deferred Compensation Plan

We have established the Directors and Executive Deferred Compensation Plan. Annually, outside directors can elect to defer up to 100% of their director compensation and executives can defer up to 10% of their base compensation and 100% of all bonuses. All deferred compensation will be a general liability of the Corporation and Bank, respectively. This is a phantom stock plan whereby any appreciation or depreciation in each participant’s account value will reflect precisely CNB Financial Corporation common stock performance including cash dividends. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or a ten year annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. In addition to the tax advantages to the participants, they are each additionally incentivized toward the general performance of the Corporation’s common stock. Accounting treatment for this plan is subject to the ASC Topic 718.

Termination and Change in Control Benefits

As discussed under “Employment Contracts” and “Supplemental Executive Retirement Plan”, above, the Corporation provides additional benefits to certain named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2011, below. We did not summarize and quantify the estimated payments for Charles R. Guarino because he was no longer employed by the Corporation on December 31, 2011.

	Joseph B. Bower, Jr.	Richard L. Sloppy	Mark D. Breakey	Richard L. Greslick, Jr.	Brian W. Wingard
Retirement or Disability
Restricted Stock Vesting	75,791	39,877	39,877	14,991	—
Death
Restricted Stock Vesting	75,791	39,877	39,877	14,991	—
Discharge Without Cause – No Change in Control
Lump Sum Cash Payment	1,164,306	467,167	498,787	491,568	—
Increased SERP Benefit	—	177,063	—	—	—
Discharge Without Cause – Change in Control-Related
Lump Sum Cash Payment	1,164,306	467,167	498,787	491,568	—
Increased SERP Benefit	1,857,151	200,354	648,987	—	—

Executive Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee are Messrs. Ryan (Chairman), Merrey, Montler Powell and Seager. No person who served as a member of the Committee during 2011 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2011, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Executive Compensation Committee of the Corporation.

From time to time, the Bank may make residential, consumer or commercial loans to its directors and executive officers and related persons. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation or the Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Code of Ethics

The Board of Directors of the Corporation has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.bankcnb.com, under “Who We Are”—“Investor Relations” heading. Click on “Corporate Governance” then go to “Code of Conduct”.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Corporation’s equity compensation plans as of December 31, 2011.

Plan Category	Number of shares to be issued upon exercise of outstanding awards	Weighted-average exercise price of outstanding awards ($)	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	107,375	$15.75	451,841
Equity compensation plans not approved by security holders	None	None	None

Total	107,375	$15.75	451,841

CERTAIN TRANSACTIONS

Peter F. Smith is general counsel for the Corporation and the Bank. During 2011, the Corporation paid Mr. Smith $120,090 for legal services. Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.

The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.

The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board of Directors may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairman or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board of Directors, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of March 5, 2012 by each of our directors and named executive officers and by all of our directors, named executive officers and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, named executive officers and other executive officers, and unless otherwise indicated, each of the directors, named executive officers and other executive officers has sole voting and investment power over all of the shares they beneficially own.

	Shares		Acquirable	Percentage
	Beneficially		Within	of Shares
	Owned		60 Days	Outstanding
Name	(1)		(1)	(5)
Dennis L. Merrey	60,218	(2)	3,750	*
Joseph B. Bower, Jr.	16,543	(2) (3)	20,500	*
	151,936	(4)	—	1.2%
William F. Falger	37,186	(2) (3)	37,500	*
Robert W. Montler	42,114		—	*
Joel E. Peterson	1,366
Deborah Dick Pontzer	6,581		1,250	*
Jeffrey S. Powell	262,498	(2)	3,750	2.1%
Charles H. Reams	4,451		—	*
James B. Ryan	55,560		2,500	*
Richard B. Seager	2,092		—	*
Peter F. Smith	52,501	(2)	3,750	*
Mark D. Breakey	12,262		15,000	*
Richard L. Greslick, Jr.	1,970		—	*
Charles R. Guarino	16		—	*
Richard L. Sloppy	17,625		13,125	*
Brian W. Wingard	727		—	*
Directors and Executive Officers as Group (17 persons)	734,146		101,125	6.7%

(1)	Information furnished by directors and executive officers.
(2)	Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3)	Includes shares through a trust or pension plan agreement.
(4)	Includes shared voting rights for shares indirectly held in trust for the CNB Bank Employee Savings and Profit Sharing Plan and Trust.
(5)	* represents less than 1%.

Stock Owned by 5% Shareholders

The following table presents information regarding the beneficial ownership of our common stock as of February 14, 2012 by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Wellington Management	710,450(1)	5.75%
Company, LLP
280 Congress Street
Boston, MA 02110

Endicott Opportunity Partners	759,581(2)	6.10%
III, LP and related persons
360 Madison Avenue,
21st Floor,
New York, NY 10017

(1)	According to a Schedule 13G filed with the SEC on February 14, 2012, by Wellington Management Company, LLP, Wellington Management Company, LLP, in its capacity as investment adviser, reported that it has shared voting power and shared dispositive power of 710,450 shares which are held of record by its clients.
(2)	According to a Schedule 13G /A filed with the SEC on February 14, 2012, by Endicott Opportunity Partners III, L.P. (“EOP”), W.R. Endicott III, L.L.C. (“WR LLC”), Endicott Management Company (“EMC”), Wayne K. Goldstein (“Mr. Goldstein”), a managing member of WR LLC and Co-President and director of EMC, and Robert I. Usdan (“Mr. Usdan”), a managing member of WR LLC and Co-President and director of EMC, (i) EOP, WR LLC, EMC, Mr. Goldstein and Mr. Usdan each reported that they had shared voting power and shared dispositive power of 759,581 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the Securities and Exchange Commission or written representations that no other reports were required, we believe that all of our Directors and Executive Officers and persons, if any, who beneficially own more than 10% of our common stock complied during 2011 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Corporation’s independent auditor for the fiscal year ended December 31, 2011 was Crowe Horwath LLP. The Audit Committee has selected Crowe Horwath LLP to be the independent auditor for the fiscal year ending December 31, 2012. Representatives of Crowe Horwath LLP are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.

Audit Fees. The following table sets forth the aggregate fees billed to CNB Financial Corporation for the fiscal years ended December 31, 2011 and December 31, 2010 by the Corporation’s independent registered public accounting firm Crowe Horwath LLP.

	December 31,
	2011	2010
Audit Fees	$221,300	$212,600
Audit-Related Fees	—	39,450
Tax Fees	—	—
All Other Fees	4,745	—

	$226,045	$252,050

Audit fees represent fees for professional services rendered by Crowe Horwath LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit-related fees in 2010 represent fees for professional services related to providing the required consent and comfort letters in connection with a securities offering by the Corporation. Other fees in 2011 represent licensing fees for internal control documentation software.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe Horwath LLP are compatible with maintaining the auditor’s independence. None of the time devoted by Crowe Horwath LLP on its engagement to audit the financial statements for the year ended December 31, 2011 is attributable to work performed by persons other than full-time, permanent employees of Crowe Horwath LLP. The Audit Committee is responsible for approving any service provided by Crowe Horwath LLP.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

The Board of Directors will consider shareholder proposals for the year 2013 annual meeting of shareholders. Any shareholder wishing to make a proposal to be considered for inclusion in the Proxy Statement for that meeting should forward a written copy of such proposal to Joseph B. Bower, Jr., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 by certified mail, return receipt requested, no later than November 16, 2012. Any shareholder who intends to propose any other matter to be acted upon at the 2013 annual meeting of shareholders (but not include such proposal in the Proxy Statement) must inform the Corporation no later than February 4, 2013.

By Order of the Board of Directors,

Richard L. Greslick, Jr.

Secretary

Clearfield, Pennsylvania

March 16, 2012

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING

OF SHAREHOLDERS APRIL 17, 2012

The undersigned hereby appoint Mr. L. Albert Hubler and Mr. J. Carl Ogden and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all stock of CNB Financial Corporation held of record in the undersigned’s name(s) on March 5, 2012 at the Annual Meeting of Shareholders to be held at the office of CNB Financial Corporation/CNB Bank, One South Second Street, Clearfield, PA 16830 on April 17, 2012 or at any adjournment thereof.

1. ELECTION OF DIRECTORS:

To elect the Board’s nominees named below to serve as Class 3 Directors until the Annual Meeting in the year 2015.

☐ FOR	☐ FOR	☐ WITHHOLD
all nominees	all nominees except those for which I/we withhold authority	for all nominees
*(see INSTRUCTION below)

Joseph B. Bower, Jr. Richard B. Seager	Robert W. Montler	Joel E. Peterson

To elect the Board’s nominee named below to serve as a Class 2 Director until the Annual Meeting in the year 2013.

☐ FOR	☐ WITHHOLD
nominee	for nominee

Richard L. Greslick, Jr.

*INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE NOMINEE’S NAME IN THIS SPACE.

2.	Ratification of appointment of independent auditors, Crowe Horwath, LLP for the year ending December 31, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Transact such other business as may properly come before said meeting.
IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THE NAMED PROXIES ARE AUTHORIZED TO VOTE THEREON AT THEIR DISCRETION.

In the absence of contrary directions, this proxy will be voted FOR all of the named nominees and FOR ratification of the appointment of auditors.

Number of shares of record on
March 5, 2012	Dated		2012

Signature

Signature

Please sign exactly as printed hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If stock is held jointly, each joint owner should sign. Please date and mail this proxy card in the enclosed postage-paid envelope. If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.